Exhibit 1.2

Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York 10022

[____], 2021

Atlas Crest Investment Corp. V
399 Park Avenue
New York, NY 10022

Attn: Michael Spellacy, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement whereby Atlas Crest Investment Corp. V, a Delaware corporation (“Company”), has requested Cantor Fitzgerald & Co. (“Cantor”) and Moelis & Company LLC (“Moelis”, together, the “Advisors” and each an “Advisor”) to assist it in connection with the Company engaging in a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-253771) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.             Services and Fees.

(a)           The Advisors will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Assist the Company in arranging meetings with its stockholders to discuss one or more potential Business Combinations, including discussions of the applicable potential Target’s attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iii)	Provide financial advisory services to assist the Company in the Company’s efforts to obtain any stockholder approval for one or more Business Combinations, until such time as the Company has completed an initial Business Combination; and

(iv)	Assist the Company with any press releases and/or filings related to the Business Combination or related Target (the activities described in the foregoing clauses (i)-(iv), the “Services”).

Notwithstanding anything to the contrary contained herein, the Services to be provided for hereunder will not include any solicitation of potential investors in connection with the IPO or Business Combination.

(b)           As compensation for the Services, the Company will pay the Advisors a cash fee equal to, in the aggregate, 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, including any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Fee”) with 2.25% of the 3.5% paid to Cantor and 1.25% of the 3.5% paid to Moelis. The Fee is due and payable to the Advisors by wire transfer at the closing of the initial Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason during the 24-month period beginning on the consummation of the IPO (as such period may be extended), no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any other fees which may become payable to the Advisors pursuant to any other agreement between the Advisors and the Company or the Target.

2.             Expenses.

At the Closing, the Company shall reimburse the Advisors for all reasonable costs and expenses incurred by the Advisors (including reasonable fees and disbursements of counsel) in connection with the performance of the Services hereunder.

3.             Company Cooperation; Information.

(a)           Company will provide full cooperation to each Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including, but not limited to, providing to such Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to such Advisor; and, using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to either Advisor’s engagement hereunder.

(b)           The Advisors shall not share with third parties any Information, presentations and/or materials about the Company, its stockholders and/or affiliates, the initial Business Combination and any Targets, to the extent that any such information is not already provided to the public in the Registration Statement unless the Advisors obtain the Company’s prior written approval (which may be provided via email).

4.             Representations; Warranties and Covenants.

(a)           The Company represents, warrants and covenants to each Advisor that all Information it makes available to either Advisor by or on behalf of the Company in connection with the performance of their obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

(b)           Each Advisor represents, warrants and covenants to the Company that it (i) is not prohibited from entering into this Agreement by any other contract, agreement, law or order; (ii) will use personnel of required skill, experience and qualifications to perform the Services; and (iii) will provide written updates as to the performance of the Services as requested by the Company.

5.             Indemnity.

The Company shall indemnify each Advisor and its affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex 1, each Advisor agrees, if there is no Closing, (i) they do not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Fee (each, a “Claim”); (ii) to waive any Claim they may have in the future as a result of, or arising out of, any Services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.             Use of Name and Reports.

Without each Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) either Advisor’s name or (ii) any advice rendered by either Advisor to the Company or any communication from either Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7.             Status as Independent Contractor.

Each Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of the Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.             Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing a wide range of investment banking and advisory services from which conflicting interests may arise. Certain affiliates of Moelis are engaged in asset management and other activities for their own account and otherwise. In the ordinary course of business, each Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict any Advisor or any of its affiliates in conducting such business. The Advisors and their affiliates may have interests that differ from the Company’s interests. The Advisors and their affiliates have no duty to disclose to the Company, or use for the Company’s benefit, any information acquired in the course of providing services to any other party, engaging in any transaction or carrying on any other businesses.

9.             Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto except that each Advisor may terminate its obligation to provide services at any time with five business days’ notice to the Company and upon receipt of such notice, the Company’s obligation to pay the Fee and expenses incurred after terminate set forth in Sections 1 and 2, respectively, of this Agreement shall terminate. All other sections of this Agreement shall remain in full force and effect.

10.           Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or delivered by email and confirmed to the parties hereto as follows:

If to the Advisors:

Cantor Fitzgerald & Co.
499 Park Avenue
New York, New York 10022
Attn: General Counsel
Facsimile: (212) 829-4708

Moelis & Company LLC
399 Park Avenue
New York, NY 10022
Attn: Michael Spellacy, Tiffany Lundquist
Email: Michael@atlascrestcorp.com; Tiffany@atlascrestcorp.com

If to the Company:

Atlas Crest Investment Corp. V
399 Park Avenue
New York, NY 10022
Attn: Michael Spellacy, Tiffany Lundquist
Email: Michael@atlascrestcorp.com; Tiffany@atlascrestcorp.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the commercial banks in the City of New York are open for business.

11.           Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.           Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect the Advisors’ right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.           Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

The Company irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. The Company irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Notwithstanding the foregoing, any action based on this Agreement may be instituted by the Advisor in any competent court. The Company agrees that the Advisor shall be entitled to recover all of their reasonable attorneys’ fees and expenses relating to any action or proceeding and/or incurred in connection with the preparation therefor if it is the prevailing party in such action or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.           Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[Signature Page follows]

If the foregoing correctly sets forth the understanding between each Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

CANTOR FITZGERALD & CO.

By:
Name:
Title:

MOELIS & COMPANY LLC

By:
Name:
Title:

AGREED AND ACCEPTED BY:

ATLAS CREST INVESTMENT CORP. V

By:
Name:
Title:

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of Cantor Fitzgerald & Co. and Moelis & Company LLC (together, the “Advisors” and each an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Atlas Crest Investment Corp. V (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and its affiliates, including Atlas Crest Investment V-A LLC and Atlas Crest Investment V-B LLC, and their respective directors, officers, shareholders, agents, controlling persons (within the meaning of the federal securities laws) and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisors, or (iii) any claims made by the Company or a third party in respect of any investment opportunities sourced by the Indemnified Persons, any liability arising with respect to their activities in connection with the Company’s affairs, and for any services that are provided without a separate written agreement between the Company and any such Indemnified Person or (B) otherwise relate to or arise out of the Advisor’s activities on the Company’s behalf under the Advisors’ engagement, and the Company shall reimburse any Indemnified Person for all fees, costs, expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any portion of any such Claim that is finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability (including without limitation, liability for any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements) to the Company or any person claiming through the Company for or in connection with the Company’s engagement of the Advisor except where such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the bad faith, gross negligence or willful misconduct of such Indemnified Person. Such indemnity provided under (A)(iii) above shall be limited to the funds held in outside of the Company’s trust account.

The Company further agrees that it will not, without the prior written consent of each Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisor is an Indemnified Person), the Company and the Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisors on the other, in connection with the Advisors’ engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor’s contribution to such Claim exceed the amount of Fees actually received by the Advisor from the Company pursuant to such engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor on the other, with respect to the Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the Fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.